FOR IMMEDIATE RELEASE

LM Funding Implements Cost Cutting Initiative

Tampa, Fla. – August 31, 2016 – LM Funding America, Inc. (NASDAQ:LMFA) (NASDAQ:LMFAW), a specialty finance company offering unique funding solutions to community associations, has implemented a cost cutting initiative that is expected to reduce expenses by approximately $2 million annually.

The initiative, which is expected to be completed by the beginning of Q4 2016, includes streamlining internal processes, reducing costs and ultimately, enhancing gross margins. These measures include reducing non-sales related back office personnel by 30%, reducing back office wages up to 20% and lowering the company’s executive base compensation by 30%.

“One of the challenges in this business is predicting when accounts will pay off, as we have little control over the speed of the court system and other variables,” said Bruce Rodgers, founder and CEO of LM Funding. “We have experienced a decline in the number of paid off accounts in the last two quarters although the average payoff amount continues to increase.  Due to the somewhat unpredictable nature of our revenues and the ever-present need for cash to purchase new accounts, it is imperative that we manage our general administrative overhead as efficiently as possible.

“We have redeployed some of the cost savings toward strengthening our sales organization in terms of personnel and geographic focus on our most lucrative markets. The balance of these cost savings will ensure that the company has sufficient cash on hand to purchase accounts generated by our strengthened sales force in the multi-billion-dollar community association receivables market.”

In addition to the announced cost savings, LM Funding’s president Sean Galaris will be leaving the company at year-end to take a similar position at Condominium Associates, a Tampa based property management company that manages over 300 community associations in Florida. LM Funding does not have any ownership interest in Condominium Associates.

“We would like to thank Sean for his leadership and service to our company and look forward to working with him in the future, as we assist Condominium Associates’ community association clients with their delinquent accounts receivable,” Rodgers added.

In additional to the cost cuts and management changes, LM Funding has recently listed several of its REO properties for sale in the South Florida market.

“We believe the values of some of our REO holdings have peaked and it is time to realize the profits from these properties and redeploy the cash to purchase more accounts,” Rodgers stated.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the Associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.  Some of these risks and uncertainties are identified in the company’s filings with the SEC.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce M. Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

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